EX-19.13(a)(5)

Change in Independent Registered Public Accounting Firm

On January 23, 2024, the Audit Committee of the Board of Trustees of Investment Managers Series Trust III (the “Trust”) appointed Tait, Weller & Baker LLP (“Tait”) as the FPA Global Equity ETF’s independent registered public accounting firm upon the reorganization for the fiscal period ended September 30, 2024. Previously, Deloitte & Touche LLP (“Deloitte”) served as the independent registered public accounting firm.

Deloitte’s report on the financial statements for the Fund for the period ended September 30, 2022 and the fiscal year ended September 30, 2023 contained no adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles. During such periods and the interim period of October 1, 2023 through April 26, 2024 (the “Interim Period”) there were no (i) disagreements with Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte, would have caused it to make reference to the subject matter of the disagreements in connection with its report on the Fund’s financial statements for such period, nor (ii) “reportable events” of the kinds described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

During the periods prior to September 30, 2023 and the Interim Period, neither the Fund nor anyone on behalf of the Fund had consulted Tait on items that concerned (a) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Fund’s financial statements, or (b) the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K and related instructions) or reportable events (as described in paragraph (a)(1)(v) of Item 304 of Regulation S-K). The selection of Tait does not reflect any disagreements with Deloitte or dissatisfaction by the Fund, the Board, or the Audit Committee with the performance of Deloitte.

December 6, 2024

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 19(a)(5) of FPA Global Equity ETF's Form N-CSR dated December 6, 2024, and have the following comments:

1. We agree with the statements made in the first two paragraphs and the last sentence of the third paragraph.

2. We have no basis on which to agree or disagree with the statements made in the first sentence in the third paragraph.

Yours truly,